Exhibit 99.1

Friday, July 27, 2018

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR SECOND QUARTER 2018; DECLARES 28 CENT DIVIDEND

•	Second Quarter Net Income of $0.68 per Share
•	Total Assets of $1.1 Billion on Strong Loan Growth
•	Non-performing Assets were 0.58% of Total Assets
•	Wealth Assets Under Administration Increased $68 million to $668 Million

Lakeville, Connecticut, July 27, 2018 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2018.

Net income allocated to common shareholders was $1.9 million, or $0.68 per common share, for the quarter ended June 30, 2018 (second quarter 2018), compared with $2.0 million, or $0.72 per common share, for the first quarter ended March 31, 2018 (first quarter 2018), and $1.9 million, or $0.68 per common share, for the second quarter ended June 30, 2017 (second quarter 2017).

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “We continued to generate solid earnings on robust loan growth despite extremely competitive markets and a challenging interest rate environment. The credit quality of our loan portfolio remains strong as we continue to prudently capitalize on the strength of our commercial and residential lending franchise. During the quarter we also completed the acquisition of the Fishkill, N. Y. branch of Orange Bank & Trust Company and consolidated our existing Fishkill branch into this new location. We remain focused on enhancing long-term value for our shareholders and providing outstanding service to our customers.”

Net-Interest Income

Tax equivalent net interest income for the second quarter 2018 increased $43 thousand, or 0.5%, versus first quarter 2018, and increased $262 thousand, or 3.3%, versus second quarter 2017. Average earning assets increased $46.6 million versus second quarter 2018, and increased $102.8 million versus second quarter 2017. Average total interest bearing deposits increased $25.6 million versus first quarter 2018 and increased $55.4 million versus second quarter 2017. The increase in average interest bearing deposits from the first quarter 2018 partly reflected the acquisition of the Fishkill, N.Y. branch in April 2018, which increased deposits by approximately $8 million. The increase in average interest bearing deposits from the second quarter 2017 partly reflected the acquisition of the New Paltz, N.Y. branch in June 2017, which increased deposits by approximately $31 million. The tax equivalent net interest margin for the second quarter 2018 was 3.31% compared with 3.46% for the first quarter 2018 and 3.58% for the second quarter 2017.

Non-Interest Income

Non-interest income for second quarter 2018 increased $84 thousand versus first quarter 2018 and increased $107 thousand versus second quarter 2017.

Trust and Wealth Advisory fees increased $55 thousand versus first quarter 2018 and increased $57 thousand versus second quarter 2017. The quarter-over-quarter increase reflected higher tax preparation and estate settlement fees partly offset by lower asset-based fees. The year-over-year increase primarily reflected higher asset-based fees and higher estate settlement fees. Assets under administration were $668 million as of June 30, 2018 compared with $600 million at March 31, 2018 and $586 million as of June 30, 2017. The increase from the first quarter 2018 was primarily attributed to growth in non-discretionary assets and, to a lesser extent, growth in discretionary assets.

Service charges and fees increased $24 thousand versus first quarter 2018 and decreased $10 thousand versus second quarter 2017. The increase from the first quarter 2018 primarily reflected higher interchange fees whereas the decrease versus second quarter 2017 reflected higher interchange fees, which were offset by lower deposit and other fees.

Income from sales and servicing of mortgage loans decreased $18 thousand versus first quarter 2018 and increased $22 thousand versus second quarter 2017. No mortgage loans were sold during the second quarter 2018 compared with sales of $0.7 million for first quarter 2018, and $1.6 million for second quarter 2017. The increase versus second quarter 2017 primarily reflected lower amortization for mortgage servicing rights in the second quarter 2018. Second quarter 2018, first quarter 2018, and second quarter 2017 included mortgage servicing amortization and periodic impairment charges (net) of $11 thousand, $11 thousand, and $68 thousand, respectively.

Realized gains / (losses) on the sale of securities were $30 thousand for the second quarter 2018 compared with $(15) thousand for the first quarter 2018 and $(14) thousand for the second quarter 2017. Losses on an investment in a CRA mutual fund were $(20) thousand in the second quarter 2018. Prior to first quarter 2018, unrealized gains and losses on equity investments were included in shareholders’ equity.

Non-Interest Expense

Non-interest expense for second quarter 2018 increased $238 thousand versus first quarter 2018 and increased $666 thousand versus second quarter 2017.

Total compensation expense decreased $97 thousand versus first quarter 2018 as higher salary expense, reflecting higher production accruals, was offset by lower payroll taxes and lower benefits expense and higher deferred expenses related to loan originations. Total compensation expenses year-over-year increased by $409 thousand primarily reflecting higher base salaries and higher production accruals, reflecting higher loan origination volume, and higher ESOP, 401K and deferred compensation expense.

Premises and equipment expense increased $77 thousand versus first quarter 2018 and increased $194 thousand versus second quarter 2017. The increase from the first quarter 2018 primarily reflected operating costs related to the new Newburgh and Fishkill, N.Y. branches and the relocation and consolidation of existing branches into those new locations. The year-over-year increase primarily reflected lease and depreciation expense as well as other operating costs associated with the new Newburgh and Fishkill, N.Y. branches as well the New Paltz, N.Y. branch, which was acquired in June 2017.

Data processing expenses, which also include data communications, increased $70 thousand versus first quarter 2018 and increased $52 thousand versus second quarter 2017. The increase from the first quarter 2018 reflected higher core system and Trust & Wealth related data processing charges. The year over year increase primarily reflected higher core system charges and higher data communications expenses, partly offset by lower Trust & Wealth related data processing charges.

Professional fees decreased $8 thousand versus first quarter 2018, and decreased $153 thousand versus second quarter 2017. The decline from the first quarter 2018 primarily reflected lower investment management and audit accruals. The decline from the second quarter 2017 primarily reflected lower audit accruals and lower consultation fees. The second quarter 2018 also included one-time legal and consultation costs of approximately $75 thousand related to the acquisition of the Fishkill, N.Y. branch from Orange Bank & Trust Company.

Loan related expenses increased $101 thousand compared to first quarter 2018 and increased $81 thousand versus second quarter 2017. The increase over both comparable periods was primarily driven by higher OREO carrying costs, delinquent taxes paid on properties in the foreclosure process and appraisal costs.

The effective income tax rates for second quarter 2018, first quarter 2018 and second quarter 2017 were 14.4%, 18.1% and 24.62%, respectively. The decline in the effective income tax rate from the first quarter 2018 primarily reflected the impact of permanent items on lower taxable income. The decline in the effective income tax rate from the second quarter 2017 primarily reflected the enactment of the new U.S. tax law during the fourth quarter of 2017.

Loans

Gross loans receivable increased $42.7 million during second quarter 2018 to $880.2 million at June 30, 2018, compared with $837.4 million at March 31, 2018, and increased $101.8 million from $771.9 million at June 30, 2017. Residential real estate loans increased $15.5 million during second quarter 2018 to $407.1 million, and increased $37.6 million from second quarter 2017. Commercial real estate loans increased $11.6 million during second quarter 2018 to $283.9 million, and increased $31.0 million from second quarter 2017. Commercial and Industrial loans increased $13.6 million from first quarter 2018 to $150.9 million, and increased $25.3 million from second quarter 2017.

The allowance for loan losses for second quarter 2018 was $7.4 million compared with $7.1 million for first quarter 2018 and $6.5 million for second quarter 2017.

Asset Quality

Non-performing assets increased $0.6 million during second quarter 2018 to $6.4 million, or 0.58% of assets at June 30, 2018, from $5.8 million, or 0.57% of assets at March 31, 2018, and decreased $5.3 million from $11.7 million, or 1.20% of assets, at June 30, 2017.

The amount of total impaired and potential problem loans increased $0.3 million during the second quarter to $23.3 million (2.7% of gross loans receivable), compared to $23.0 million, or 2.8% of gross loans receivable at March 31, 2018, and increased $1.0 million from $22.3 million, or 2.9% of gross loans receivable at June 30, 2017.

Accruing loans receivable 30-to-89 days past due decreased $1.9 million during second quarter 2018 to $1.5 million, or 0.17% of gross loans receivable, from $3.4 million, or 0.40% of gross loans receivable at March 31, 2018, and decreased $1.5 million from $3.0 million, or 0.38% of gross loans receivable at June 30, 2017.

Provision for loan loss expense was $467 thousand for second quarter 2018 versus $326 thousand for first quarter 2018, and $364 thousand for second quarter 2017. The increase in the provision from both comparable periods primarily reflected the growth in the portfolio. Net loan charge-offs were $144 thousand for the second quarter 2018, $43 thousand for first quarter 2018 and $155 thousand for the second quarter 2017. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.84% for the second quarter 2018, versus 0.84% for first quarter 2018 and 0.83% for second quarter 2017.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Book value per common share increased $0.18 during the second quarter to $35.38 per share and increased $0.72 from the second quarter 2017. Tangible book value per common share increased $0.25 during second quarter 2018 to $29.88 and increased $0.94 from the second quarter 2017.

Shareholders’ equity increased $1.1 million in second quarter 2018 to $99.2 million at June 30, 2018 as net income of $1.9 million and the issuance of restricted stock awards of $0.2 million was partly offset by common stock dividends paid of $0.8 million and unrealized losses in the AFS portfolio of $0.2 million.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2018, Salisbury’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.30%, 12.27%, and 10.18%, respectively. The Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.98%, 11.92%, and 11.02%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Second Quarter 2018 Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at its July 27, 2018 meeting. The dividend will be paid on August 31, 2018 to shareholders of record as of August 17, 2018.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to future results of Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2018 (unaudited)	December 31, 2017
ASSETS
Cash and due from banks	$5,953	$9,357
Interest bearing demand deposits with other banks	71,520	39,129
Total cash and cash equivalents	77,473	48,486
Securities
Available-for-sale at fair value	85,057	78,212
CRA mutual fund	825	835
Federal Home Loan Bank of Boston stock at cost	4,988	3,813
Loans held-for-sale	206	669
Loans receivable, net (allowance for loan losses: $7,381 and $6,776)	872,796	801,703
Other real estate owned	478	719
Bank premises and equipment, net	18,811	16,401
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $4,279 and $4,043)	1,601	1,837
Accrued interest receivable	3,025	2,665
Cash surrender value of life insurance policies	14,544	14,381
Deferred taxes	1,101	677
Other assets	2,060	2,771
Total Assets	$1,096,780	$986,984
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$215,149	$220,536
Demand (interest bearing)	147,120	142,575
Money market	228,918	190,953
Savings and other	172,701	144,600
Certificates of deposit	133,593	116,831
Total deposits	897,481	815,495
Repurchase agreements	1,691	1,668
Federal Home Loan Bank of Boston advances	79,538	54,422
Subordinated debt	9,823	9,811
Note payable	297	313
Capital lease liability	3,147	1,835
Accrued interest and other liabilities	5,623	5,926
Total Liabilities	997,600	889,470
Shareholders' Equity
Common stock - $.10 per share par value
Authorized: 5,000,000;
Issued: 2,885,788 and 2,872,578
Outstanding: 2,803,126 and 2,785,216	280	279
Unearned compensation - restricted stock awards	(983)	(606)
Paid-in capital	43,727	42,998
Retained earnings	57,002	54,664
Accumulated other comprehensive (loss) income, net	(846)	179
Total Shareholders' Equity	99,180	97,514
Total Liabilities and Shareholders' Equity	$1,096,780	$986,984

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended June 30,	Three months ended		Six months ended
(in thousands, except per share amounts)	2018	2017	2018	2017
Interest and dividend income
Interest and fees on loans	$9,007	$8,126	$17,656	$16,347
Interest on debt securities
Taxable	532	354	992	672
Tax exempt	29	113	61	277
Other interest and dividends	181	94	340	176
Total interest and dividend income	9,749	8,687	19,049	17,472
Interest expense
Deposits	997	578	1,774	1,094
Repurchase agreements	1	1	3	1
Capital lease	48	20	83	37
Note payable	4	5	9	7
Subordinated debt	156	156	312	312
Federal Home Loan Bank of Boston advances	500	266	833	528
Total interest expense	1,706	1,026	3,014	1,979
Net interest and dividend income	8,043	7,661	16,035	15,493
Provision for loan losses	467	364	793	716
Net interest and dividend income after provision for loan losses	7,576	7,297	15,242	14,777
Non-interest income
Trust and wealth advisory	949	892	1,843	1,746
Service charges and fees	892	902	1,760	1,863
Gains on sales of mortgage loans, net	(1)	30	17	79
Mortgage servicing, net	84	31	167	76
Losses on CRA mutual fund	(20)	—	(20)	—
Gain (losses) on available-for-sale securities, net	30	(14)	16	(14)
Other	124	110	249	223
Total non-interest income	2,058	1,951	4,032	3,973
Non-interest expense
Salaries	2,939	2,668	5,785	5,437
Employee benefits	969	831	2,128	1,919
Premises and equipment	1,101	907	2,125	1,802
Data processing	556	504	1,042	977
Professional fees	611	764	1,230	1,481
OREO gains, losses and writedowns	1	—	53	144
Collections, OREO, and loan related	235	155	316	312
FDIC insurance	123	98	253	247
Marketing and community support	222	152	463	403
Amortization of intangibles	116	126	236	252
Other	544	546	965	1,081
Total non-interest expense	7,417	6,751	14,596	14,055
Income before income taxes	2,217	2,497	4,678	4,695
Income tax provision	318	615	763	1,208
Net income	$1,899	$1,882	$3,915	$3,487
Net income allocated to common shareholders	$1,877	$1,867	$3,873	$3,461

Basic earnings per common share	$0.68	$0.68	$1.40	$1.26
Diluted earnings per common share	0.68	0.67	1.39	1.25
Common dividends per share	0.28	0.28	0.56	0.56

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Total assets	$1,096,780	$1,014,934	$986,984	$979,469	$974,806
Loans receivable, net	872,796	830,370	801,703	784,136	771,850
Total securities	90,870	84,878	82,860	88,546	84,468
Deposits	897,481	831,837	815,495	831,989	811,341
FHLBB advances	79,538	62,480	54,422	27,364	47,302
Shareholders’ equity	99,180	98,097	97,514	97,526	96,545
Wealth assets under administration	667,933	600,256	610,218	594,510	585,759
Discretionary wealth assets under administration	397,637	390,248	394,673	374,357	374,271
Non-Discretionary wealth assets under administration	270,296	210,008	215,545	220,153	211,488
Non-performing loans	5,881	5,094	6,635	8,313	7,835
Non-performing assets	6,359	5,761	7,354	12,257	11,690
Accruing loans past due 30-89 days	1,507	3,362	3,536	3,449	2,961
Net interest and dividend income	8,043	7,994	8,025	7,766	7,661
Net interest and dividend income, tax equivalent	8,155	8,112	8,231	7,983	7,894
Provision for loan losses	467	326	67	237	364
Non-interest income	2,058	1,974	2,182	2,080	1,951
Non-interest expense	7,417	7,182	8,052	7,220	6,751
Income before income taxes	2,217	2,460	2,088	2,389	2,497
Income tax provision	318	445	1,011	695	615
Net income	1,899	2,015	1,077	1,694	1,882
Net income applicable to common shareholders	1,877	1,995	1,065	1,678	1,867
Per share data
Basic earnings per common share	$0.68	$0.72	$0.39	$0.61	$ 0. 68
Diluted earnings per common share	0.68	0.72	0.38	0.60	0.67
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	35.38	35.20	35.01	35.01	34.66
Tangible book value per common share - Non-GAAP(1)	29.88	29.63	29.39	29.34	28.94

Common shares outstanding at end of period (in thousands)	2,803	2,787	2,785	2,786	2,785
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,761	2,759	2,757	2,757	2,757
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,779	2,780	2,778	2,777	2,775

Profitability ratios
Net interest margin (tax equivalent)	3.31%	3.46%	3.58%	3.50%	3.58%
Efficiency ratio(2)	70.87	69.35	64.90	67.18	66.56
Effective income tax rate(3)	14.35	18.09	48.42	29.09	24.62
Return on average assets	0.69	0.81	0.43	0.69	0.77
Return on average common shareholders’ equity	7.68	8.33	4.38	6.89	7.82

Credit quality ratios
Non-performing loans to loans receivable, gross	0.67	0.61	0.82	1.05	1.01
Accruing loans past due 30-89 days to loans receivable, gross	0.17	0.40	0.44	0.44	0.38
Allowance for loan losses to loans receivable, gross	0.84	0.84	0.84	0.82	0.83
Allowance for loan losses to non-performing loans	125.51	138.56	102.12	79.30	82.87
Non-performing assets to total assets	0.58	0.57	0.74	1.25	1.20

Capital ratios
Common shareholders' equity to assets	9.04%	9.67%	9.88%	9.96%	9.90%
Tangible common shareholders' equity to tangible assets - Non-GAAP(1)	7.75	8.26	8.43	8.48	8.41
Tier 1 leverage capital	8.30	8.56	8.53	8.49	8.77
Total risk-based capital	12.27	12.70	12.94	13.20	13.12
Common equity tier 1 capital	10.18	10.54	10.73	10.96	10.88

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(2) Calculated using S&P Global’s (publicly recognized resource of bank data) methodology, as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(3) The effective tax rate for 4Q 2017 included the discrete charge related to the remeasurement of net deferred tax assets. Excluding this charge, the effective tax rate for the quarter was 27.12%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Common Shareholders' Equity	$99,180	$98,097	$97,514	$97,526	$96,545
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,827)
Less: Intangible assets	(1,601)	(1,716)	(1,837)	(1,974)	(2,116)
Tangible Common Shareholders' Equity	$83,764	$82,566	$81,862	$81,737	$80,602
Total Assets	$1,096,780	$1,014,934	$986,984	$979,469	$974,806
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,827)
Less: Intangible assets	(1,601)	(1,716)	(1,837)	(1,974)	(2,116)
Tangible Total Assets	$1,081,364	$999,403	$971,332	$963,680	$958,863
Common Shares outstanding	2,803	2,787	2,785	2,786	2,785

Book value per Common Share – GAAP	$35.38	$35.20	$35.01	$35.01	$34.66
Tangible book value per Common Share - Non-GAAP	29.88	29.63	29.39	29.34	28.94

Non-interest expense	$7,417	$7,182	$8,052	$7,220	$6,751
Less: Amortization of core deposit intangibles	(116)	(120)	(138)	(142)	(126)
Less: Foreclosed property expense including OREO gains, losses and write downs	(71)	(56)	(1,281)	(318)	(63)
Operating Expenses	$7,230	$7,006	$6,633	$6,760	$6,562
Net interest and dividend income, tax equivalent	$8,155	$8,112	$8,231	$7,983	$7,894
Non-interest income	2,058	1,974	2,182	2,080	1,951
Gains (losses) on securities	(11)	15	(193)	—	14
Operating Revenue	$10,202	$10,101	$10,220	$10,063	$9,859
Efficiency Ratio - Non-GAAP	70.87%	69.35%	64.90%	67.18%	66.56%